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QUALSTAR CORPORATION

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BKF Capital Group, Inc.

Steven N. Bronson

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BKF Terminates Offer to Acquire Qualstar Shares

On Account of Adoption of Rights Plan;

Will Focus Efforts on Replacing the Qualstar Board

at the Upcoming 2013 Annual Meeting

Boca Raton, Florida, February 11, 2013 – BKF Capital Group, Inc. (OTCQB – “BKFG”) today announced that it is terminating its offer to acquire up to 3,000,000 shares of Qualstar Corporation (NASDAQ — “QBAK”) because of the recently announced adoption by Qualstar of a shareholder rights plan. The adoption of the rights plan effectively makes it impossible to consummate the offer, since the acquisition of shares in the offer would trigger the exercisability of the rights under the plan.

As disclosed in its offering materials, BKF is currently Qualstar’s second largest shareholder. BKF commenced the offer to obtain a controlling influence over the company and to improve the prospects for the election of its candidates to the Qualstar board of directors at the company’s 2013 annual meeting of shareholders. BKF intends to pursue the election of its nominees at the 2013 annual meeting of shareholders, so that shareholders can choose whether they wish to replace the current board that continues to accumulate losses and that is foreclosing from shareholders the opportunity to decide for themselves whether to accept the BKF offer. Qualstar has never held its annual meeting later than the last week of March, and BKF expects that the board will convene the annual meeting this year no later than that.

BKF has today filed an amendment to its Form TO with the Securities and Exchange Commission to amend its offer by adding a condition that the rights plan be either waived, withdrawn or terminated, so as to allow the BKF offer to be consummated. But because it is apparent that the Qualstar board has no intention of doing so, BKF is also terminating the offer. BKF does not, however, concede that the rights plan was validly adopted under California law.

Responding to the board’s action to thwart BKF’s tender offer and shareholder choice, Steven Bronson, CEO and President of BKF made the following comments:

“We are disappointed that Qualstar has decided to adopt a poison pill to prevent shareholders from deciding for themselves whether to accept the BKF offer. BKF contemplated suing Qualstar over the rights plan. But we concluded that a lawsuit would benefit the company’s lawyers, but would not create value for shareholders. We therefore decided to withdraw our offer and focus our efforts and money on replacing Qualstar's board at the next annual meeting.

“We candidly stated in our offer materials that we were making the offer to obtain a controlling influence over the Company and to improve the prospects for election of our candidates at the 2013 annual meeting. We believe that the board has adopted the rights plan to entrench itself and management, and that shareholders should take account of this when it comes time to vote at the annual meeting.

“We believe the board’s action in adopting the rights plan is part of a continuing pattern of Qualstar’s lack of regard for shareholder interests, about which BKF is deeply concerned. In June 2012, BKF conducted a proxy contest to remove the incumbent board, including CEO Larry Firestone. A majority of shareholders voting cast their ballots to oust the board and supported the platform of BKF to return capital to the shareholders and explore strategic options for the data storage business.

“The board did not get the message. Instead of taking a hard strategic look at the tape storage business, the board is continuing to throw money at it. (After subsequent analysis, BKF has come to the conclusion that unless Qualstar can align itself with a strategic partner that brings capital and distribution channels to the table, it should exit the commoditized business of the data storage space.) Instead of returning excess cash to shareholders, the board appears to be pursuing a veiled acquisition strategy.

“The company touts a five year strategic plan, but continues to run at a substantial loss. The company broadcasts its cost cutting measures, but does not flag for you the substantial shareholder dollars that Mr. Firestone is spending on lawyers, financial advisors, proxy solicitors, investor relation firms, and recruiters.

“Then there is Mr. Firestone’s own compensation. By adopting the rights plan, the board is depriving shareholders of the opportunity to accept $1.65 for their shares, which represents a 16% premium to the 90 calendar day average trading price prior to the announcement of the BKF offer. Yet the board had no problem in January of this year issuing Mr. Firestone 100,000 options at a strike price of $1.44 per share. The company had previously granted to Mr. Firestone 100,000 options at a price of $1.94 per share. Apparently, while the board is unwilling to allow its shareholders to take advantage of an offered 16% premium for their shares, it has no issue with rewarding its CEO for a 25% drop in the company’s market value since he took office. The board also had no problem awarding Mr. Firestone a severance package that, if valid, would require the company to pay Mr. Firestone over 5% of the company’s liquid assets!

“This board, including Mr. Firestone, has made virtually no investment in the company. In contrast, the interests of BKF are aligned directly with the interests of all shareholders. BKF and I have invested approximately $3.8 million in the company, and if it were not for the rights offering, BKF would have committed up to an additional $5 million. We therefore look forward to the support of shareholders at the 2013 annual meeting, where we will be seeking to replace the current board with BKF’s nominees and at long last provide shareholders with a board that we believe will be representative of shareholder interests.”

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company seeking entrepreneurial acquisition opportunities. BKFG also has two subsidiaries, one registered as an investment advisor and another acting as a general partner of a limited partnership investment fund focusing on micro- and small-cap companies that are potentially undervalued. For additional information please visit: www.bkfcapital.com.

Contacts:

BKF Capital Group, Inc.

Maria Fregosi 561-362-4199

mfregosi@bkfcapital.com